Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Fourth Quarter and Annual 2013 Results

Fourth quarter subscription revenue increased 5% over same period last year; Annual Contract

Value grew 4% to $19.6 million over 2012

SEATTLE, WA — February 25, 2014 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the fourth quarter and year ended December 31, 2013.

2013 Annual Results

•	Subscription revenue up 3% to $19.4 million vs. $18.8 million in 2012

•	Total revenue flat at $22.0 million compared to 2012

•	Gross margin at 83% in 2013 and 84% in 2012

•	Adjusted EBITDA decreased to $2.8 million vs. $3.0 million in 2012

•	Net loss before income tax of $550,000 in 2013 vs. $34,000 in 2012

•	Annual Contract Value up 4% to $19.6 million vs. $18.8 million in 2012

Q4 2013 Results

•	Subscription revenue up 5% to $4.9 million compared to Q4 2012

•	Total revenue increased 2% to $5.6 million compared to Q4 2012

•	Gross margin at 84% in both Q4 2013 and Q4 2012

•	Adjusted EBITDA increased to $605,000 vs. $590,000 in Q4 2012

•	Net loss before income tax of $244,000 in Q4 2013 vs. $215,000 in Q4 2012

•	Annual Contract Value up 3% to $19.6 million vs. Q3 2013

•	Annual Contract Value per Client up 13% to $5,387 vs. $4,775 in Q4 2012

•	Annual Contract Value per New Client up 53% to $13,599 vs. $8,891 in Q4 2012

Q4 2013 Operational Performance Summary

	Q4 13	Q3 13	Change %	Q4 12	Change %
Annual Contract Value (ACV) (in millions)	$19.6	$19.1	3%	$18.8	4%
Content Licenses (in millions)	1.9	2.0	-5%	2.0	-5%

Total Contract Value (in millions)	$21.5	$21.1	2%	$20.8	3%

Total Clients	3,650	3,700	-1%	3,950	-8%
Annual Contract Value per Client (ACVC)	$5,387	$5,156	4%	$4,775	13%

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Fourth Quarter and FY2013 Results

Subscription revenue for the year and quarter ended December 31, 2013 grew 3% and 5%, respectively, over the same periods in 2012. The Company’s annual operating initiatives are designed to drive subscription revenue growth.

Total revenue for the years ended December 31, 2013 and 2012 was flat at $22.0 million. Fourth quarter 2013 revenue was $5.6 million, up by 2% compared to the same period last year.

ACV increased by 4% to $19.6 million in Q4 2013 from $18.8 million one year ago. Growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of our subscription contracts and is a leading indicator of future revenue growth. For more information about ACV, see “Key Metric Definitions” below.

ACVC increased 13% to $5,387 in Q4 2013 compared to $4,775 in Q4 2012. ACVC for new clients increased 53% to $13,599 from $8,891 in Q4 2012. Growth in ACVC demonstrates that an increasing number of clients have a strategic interest in the public sector at a regional or national level. Companies within this target market typically have higher ACVC and renew at higher rates, which are key attributes of a profitable long-term client.

As of December 31, 2013, Onvia has 3,650 clients, down 8% from 3,950 clients during the same period one year ago. Our strategy is to continue to improve profitability by acquiring and managing fewer strategic clients at a higher ACVC. We believe that ACV is a better measure of quarterly sales activity than number of clients.

Gross margin was 84% in the fourth quarter of 2013 consistent with the fourth quarter of 2012. For the year, gross margin was 83% compared to from 84% in the full year of 2012. We regularly evaluate potential investments in new or enhanced content that could increase the value of our solution to our clients.

2013 operating expenses increased 2% to $18.8 million compared to $18.5 million in 2012. Depreciation and amortization increased approximately $210,000 in 2013 due, in part, to the launch of Onvia 6 in March 2013 and Vendor Center in December 2013.

In the fourth quarter of 2013, sales and marketing costs were up 8% compared to the third quarter of 2013, due to the strong performance by the SMB acquisition sales team. We expense 100% of variable sales cost upon sale, but recognize revenue on no more than 8% of a new sale each month. In the month of the new sale, variable sales costs exceed the incremental revenue generated; therefore growth in new client acquisition can have a noticeable, negative impact on short term Adjusted EBITDA and net income.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the year ended December 31, 2013 was $2.8 million down 8% from $3.0 million in 2012. Fourth quarter Adjusted EBITDA increased to $605,000, compared to Adjusted EBITDA of $590,000 in the same year-ago period. Net loss was $244,000 or $(0.03) cents per diluted share, compared to net income of $1.3 million or $0.15 cents per diluted share in the fourth quarter of 2012. Net income in the fourth quarter and full year of 2012 included the recognition of a deferred tax benefit of $1.6 million.

At December 31, 2013, cash, cash equivalents and investments decreased by $4.8 million to $7.5 million compared to the end of 2012 primarily due to the Company’s repurchase of 1.2 million shares of its outstanding common stock from a third party at $3.50 per share on April 4, 2013. We believe that the remaining cash balance is adequate to fund operations until Adjusted EBITDA and free cash flow accelerate.

Onvia had approximately $24.9 million in deferred tax assets as of December 31, 2013. The Company has recorded a valuation allowance for the majority of its net deferred tax assets because it has not consistently generated taxable net income and has generated net losses over the last five quarters. However, the leading indicators of revenue growth continue to improve, which should deliver higher revenue and net income in the future. Onvia evaluated the likelihood that these tax benefits may be realized, and believes that the net deferred tax assets balance as of December 31, 2013 is reflective of the amount we expect to realize in the foreseeable future. Onvia may reverse all or a portion of its valuation allowance in the future if it is determined that realization of these benefits is more likely than not.

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2013 Initiatives

Onvia’s first 2013 initiative was to successfully expand SMB Acquisition, now called Business Development. For the year, Business Development bookings increased 28% over the 2012, and fourth quarter bookings grew 39% over last year, compared to 35% growth reported last quarter. New client ACVC increased 53% to $13,599 from $8,891 in Q4 2012. This initiative fell short of the annual goal, but results improved significantly over the last two quarters as a result of the changes we made to our go to market strategy.

The second initiative is to maximize contract expansions within the existing client base and ensure that clients receive the optimal Onvia solution for their public sector objectives. The success of this initiative is measured by the growth in contract value of existing contracts in 2013 when compared with 2012. In Q4 2013, the contract value growth increased by 20% compared to the same year ago period. Effective January 2014, we created a new role on the Client Success team responsible for contract expansion which should improve the penetration rate within the existing client base.

The third initiative is to strengthen the value of the database and continue to add solutions to help clients win more government business. In the fourth quarter, we launched Vendor Center which provides strategic intelligence on companies that do business with state and local governments. Clients will be able to identify, track and benchmark competitors and potential partners to inform strategic decision making. Vendor Center represents an important step in our strategy to move from lead distribution into public sector market intelligence and analysis.

2013 in Review

“In the first half of 2013 we fell short of our goal to accelerate subscription revenue and Adjusted EBITDA,” stated Hank Riner, Onvia’s Chief Executive Officer. “In response, we made a number of changes to our go-to market strategy, which we began to implement in the fourth quarter of 2013. First, we refined our target market to include only those companies that have the strongest need for public sector strategic intelligence. We now focus on regional or national companies that do business in the three largest market sectors, Infrastructure, Information Technology and outsourced Business Services for the state and local government markets.”

“Second, we made organizational changes to support the new go to market strategy,” continued Mr. Riner. “We aligned our Business Development, Client Success and Marketing organizations around these three key market sectors. In the Client Success organization, we separated the responsibility for client service from contract growth into separate roles to better improve on the clients’ business objectives. Finally, we created a new team responsible for onboarding and training new clients expected to improve the 1st year experience for new clients and ultimately first year retention rates. These adjustments to our go to market strategy are intended to accelerate new client acquisitions, improve client retention and expand adoption of additional solutions throughout the client base.”

“Finally, we combined the Enterprise and SMB sales forces into one sales organization,” Mr. Riner concluded. “Since our enterprise strategy is to sell to the division or subsidiary of a large company, this market has similar characteristics and requirements as the high end SMB market. The combined sales team is now focused on selling the same solution to the same type of customer using the same selling process. We have simplified our sales organization so we can respond to market changes faster.”

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2014 Initiatives

Subscription revenue began to accelerate in the fourth quarter of 2013, a few quarters later than originally anticipated. In 2014, the Company is executing four initiatives intended to build on fourth quarter results and further accelerate growth in subscription revenue and Adjusted EBTIDA.

The first 2014 initiative is to accelerate the acquisition of new clients within the defined verticals of the new target market. We will measure the success of this initiative by the overall growth in new client bookings and new client ACVC year over year.

The second initiative is to improve first year client retention and renew our tenured, long term clients within our target market. The Company will measure the success of this initiative in the year over year growth in revenue retention which will be reported beginning in the first quarter of 2014. Revenue retention should provide shareholders insight into the Company’s subscription retention rate and ability to generate future subscription revenue.

The third initiative is to maximize growth within the existing client base. The Company will measure the success of this initiative in the year over year growth in wallet retention which will be reported beginning in the first quarter of 2014. Wallet retention should provide shareholders insight into the Company’s ability to expand existing subscription contracts.

The fourth and final 2014 initiative is to continue to drive enhancements to the existing Onvia platform and to provide innovative new solutions that make Onvia a strategic business partner with its clients. We will measure this initiative based upon the effectiveness of strategic product releases and their impact on new client ACVC and wallet retention.

Conference Call

Onvia will hold a conference call later today (February 25, 2014) to discuss our fourth quarter and year end results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, February 25, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-1907

International: 1-785-424-1826

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until March 25, 2014:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11700

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
GAAP net (loss) / income	$(244)	$(98)	$1,344	$(550)	$1,525
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(4)	(3)	(12)	(22)	(45)
Depreciation and amortization	779	757	743	3,051	2,841
Amortization of stock-based compensation	74	66	74	278	239
Benefit for income taxes			(1,559)		(1,559)

Adjusted EBITDA	$605	$722	$590	$2,757	$3,001

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value. Onvia will begin reporting revenue retention and wallet retention starting in the first quarter of 2014. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Annual Contract Value (ACV) represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made on the 2014 initiatives,

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Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted market” strategy may fail to increase contract value of new customers; Onvia’s investment in sales and marketing may fail to improve sales penetration and client retention rates, especially first year client retention rates; adoption of Onvia’s new product releases may be slower than expected and fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 13 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports historical, real-time and future spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2013 and December 31, 2012

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$4,947	$4,706	$19,356	$18,795
Content license	481	571	1,942	2,165
Management information reports	87	156	435	651
Other	61	58	287	341

Total revenue	5,576	5,491	22,020	21,952
Cost of revenue	899	889	3,749	3,497

Gross margin	4,677	4,602	18,271	18,455
Operating expenses:
Sales and marketing	3,060	2,974	11,429	11,065
Technology and development	1,016	950	4,055	4,130
General and administrative	849	905	3,359	3,339

Total operating expenses	4,925	4,829	18,843	18,534

Loss from operations	(248)	(227)	(572)	(79)
Interest and other income, net	4	12	22	45

Loss before income tax	(244)	(215)	(550)	(34)
Benefit for income taxes	—	1,559	—	1,559

Net (loss) / income	$(244)	$1,344	$(550)	$1,525

Unrealized gain / (loss) on available-for-sale securities	—	1	(1)	1

Comprehensive (loss) / income	$(244)	$1,345	$(551)	$1,526

Basic net (loss) / income per common share	$(0.03)	$0.16	$(0.07)	$0.18

Diluted net (loss) / income per common share	$(0.03)	$0.15	$(0.07)	$0.17

Basic weighted average shares outstanding	7,333	8,527	7,638	8,519

Diluted weighted average shares outstanding	7,333	8,864	7,638	8,855

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,073	$3,888
Short-term investments, available-for-sale	5,463	8,435
Accounts receivable, net of allowance for doubtful accounts of $25 and $42	1,333	1,278
Prepaid expenses and other current assets	570	581

Total current assets	9,439	14,182
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,773	1,729
Internal use software, net of accumulated amortization	5,433	5,540
Long-term investments	90	—
Deferred tax assets, net of current portion	2,175	2,175
Other long-term assets	174	92

Total long term assets	9,645	9,536

TOTAL ASSETS	$19,084	$23,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$834	$855
Accrued expenses	960	823
Unearned revenue, current portion	7,770	7,535
Other current liabilities	244	631

Total current liabilities	9,808	9,844
LONG TERM LIABILITIES:
Unearned revenue, net of current portion	650	728
Deferred rent, net of current portion	586	394
Other long-term liabilities	98	242

Total long term liabilities	1,334	1,364

TOTAL LIABILITIES	11,142	11,208
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,577,732 and 8,528,307 shares issued; and 7,345,189 and 8,528,281 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 26 shares	(4,398)	—
Additional paid in capital	353,458	353,077
Accumulated other comprehensive gain	—	1
Accumulated deficit	(341,119)	(340,569)

Total stockholders’ equity	7,942	12,510

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,084	$23,718

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2013 and December 31, 2012

	Twelve Months Ended December 31,
	2013	2012
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) / income	$(550)	$1,525
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation and amortization	3,051	2,841
Idle lease accrual	(74)	(69)
Stock-based compensation	278	239
Deferred taxes	—	(1,559)
Change in operating assets and liabilities:
Accounts receivable	(55)	(153)
Prepaid expenses and other assets	(11)	(102)
Accounts payable	2	72
Accrued expenses	169	63
Unearned revenue	157	(224)
Deferred rent	55	(147)

Net cash provided by operating activities	3,022	2,486
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(847)	(372)
Additions to internal use software	(2,159)	(1,342)
Purchases of investments	(10,496)	(15,185)
Sales of investments	3,256	2,273
Maturities of investments	10,210	12,626
Return of security deposits	(150)	45

Net cash used in investing activities	(186)	(1,955)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(375)	(96)
Proceeds from exercise of stock options	122	75
Stock repurchase	(4,398)	—

Net cash used in by financing activities	(4,651)	(21)

Net (decrease) / increase in cash and cash equivalents	(1,815)	510
Cash and cash equivalents, beginning of period	3,888	3,378

Cash and cash equivalents, end of period	$2,073	$3,888

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